Exhibit 99.1

WELLPOINT REPORTS FOURTH QUARTER AND FULL YEAR 2011

RESULTS AND PROVIDES 2012 OUTLOOK

•	Fourth quarter 2011 net income was $0.96 per share, including net investment losses of $0.03 per share

•	Full year 2011 net income was $7.25 per share, including net investment gains of $0.25 per share

•	Medical enrollment increased by 928,000 members in 2011 and totaled 34.3 million members as of December 31, 2011

•	Selling, general and administrative expense declined by $297 million, or 3.4 percent, in 2011

•	Full year 2012 net income expected to be at least $7.60 per share

•	Board of Directors increases dividend by 15 percent and declares first quarter 2012 dividend of $0.2875 per share

Indianapolis, Ind. – Jan. 25, 2012 – WellPoint, Inc. (NYSE: WLP) today announced that fourth quarter 2011 net income was $335.3 million, or $0.96 per share, including net investment losses of $11.7 million after-tax, or $0.03 per share. Net income in the fourth quarter of 2010 was $548.8 million, or $1.40 per share, including net investment gains of $24.1 million after-tax, or approximately $0.07 per share.

Excluding the net investment gains and losses in each period, adjusted net income was $0.99 per share in the fourth quarter of 2011, compared with adjusted net income of $1.33 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

For the full year of 2011, net income was $2.6 billion, or $7.25 per share, and included net investment gains of $92.2 million after-tax, or $0.25 per share. Excluding the net investment gains, full year 2011 adjusted net income was $7.00 per share (refer to page 14).

For the full year of 2010, net income was approximately $2.9 billion, or $6.94 per share, and included net investment gains of $100.2 million after-tax, or approximately $0.23 per share, partially offset by an intangible asset impairment charge of $13.7 million after-tax, or $0.03 per share. Excluding these items, full year 2010 adjusted net income was $6.74 per share (refer to page 14).

“Our fourth quarter results were at the high end of our guidance range and concluded a successful 2011. During the year, we added 928,000 new medical members and achieved financial results that were in-line or better than we expected in most of our businesses. We also created a more efficient organization and executed on a number of strategic initiatives as we prepare to capitalize on the important future growth opportunities we see in the marketplace,” said Angela F. Braly, chair, president and chief executive officer. “We have the right strategies in place to continue improving the lives of the people we serve and the health of our communities. We are looking forward to delivering even more health care value in 2012 and continue to expect long-term growth and success.”

“In 2012, we expect earnings per share of at least $7.60, which represents an increase of greater than 8.5 percent over adjusted EPS of $7.00 in 2011. We also expect to generate at least $2.9 billion of operating cash flow and will continue using our capital to reinvest in our businesses and enhance value for our customers and shareholders,” said Wayne S. DeVeydt, executive vice president and chief financial officer. “I am also pleased to announce that, yesterday, the Board of Directors increased our dividend by 15 percent. The Board’s continued support of our share repurchase and dividend programs reflects their commitment to and confidence in our strategy and execution.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 34.3 million members at December 31, 2011, an increase of 928,000 members, or 2.8 percent, from 33.3 million at December 31, 2010. The increase was driven by growth of 596,000 members, or 5.1 percent, in the National business. Enrollment in the Senior business increased by 212,000 members, or 16.8 percent, including 57,000 members from the acquisition of CareMore Health Group (“CareMore”) in the third quarter of 2011. The Company also grew organically by 111,000 and 72,000 members, respectively, in the State Sponsored and Federal Employee Program (“FEP”) businesses. Local Group membership was essentially flat, while Individual membership declined by 59,000.

Operating Revenue: Operating revenue totaled approximately $15.2 billion in the fourth quarter of 2011, an increase of $785.2 million, or 5.5 percent, from $14.4 billion in the fourth quarter of 2010. Approximately $230 million of the increase related to the CareMore acquisition. The remaining increase was driven by premium increases designed to cover overall cost trends and membership growth in the Senior business, partially offset by a decline in fully insured Commercial membership.

Benefit Expense Ratio: The benefit expense ratio was 87.6 percent in the fourth quarter of 2011, which was in-line with the Company’s expectation and represented an increase of 310 basis points from 84.5 percent in the fourth quarter of 2010. The increase was driven by the Consumer segment and included adverse selection in certain Medicare Advantage products. The benefit expense ratio also increased in the Local Group business as the Company complied with the Patient Protection and Affordable Care Act, and as a result of changes in reserves. The Company recognized an estimated $105 million of higher than anticipated pre-tax income during the fourth quarter of 2010, due to a reduction in the targeted margin for adverse deviation and higher than anticipated prior period reserve development.

Medical Cost Trends: Trends represent Local Group fully insured business.

For the full year of 2011, the Company estimates that underlying medical cost trend was approximately 7 percent. Unit cost increases, including an increase in the acuity of services, continue to be the primary driver of overall medical cost trend.

Days in Claims Payable: Days in Claims Payable (“DCP”) as of December 31, 2011, was 40.6 days, a decrease of 1.0 day from 41.6 days at September 30, 2011. This reflected the seasonal increase in benefit expense that occurs in the fourth quarter of a calendar year, partially offset by an increase in medical claims payable. DCP was 1.3 days higher than the 39.3 days reported as of December 31, 2010, and 0.9 days higher than year-end 2010 when excluding the impact of the CareMore acquisition.

SG&A Expense Ratio: The SG&A expense ratio was 14.7 percent in the fourth quarter of 2011, a decrease of 160 basis points from 16.3 percent in the fourth quarter of 2010. This reflected operating revenue growth of 5.5 percent, combined with a $112.2 million, or 4.8 percent, reduction in SG&A expense. The decrease in SG&A expense reflected administrative cost reductions associated with the Company’s continuous improvement initiatives and lower incentive compensation, partially offset by approximately $50 million of restructuring expenses and investments in branding in the fourth quarter of 2011 and approximately $45 million of CareMore expenses.

Operating Cash Flow: Operating cash flow was $57.9 million in the fourth quarter of 2011 due to the timing of the October 2011 payment from the Centers for Medicare & Medicaid Services, which was received in the third quarter and totaled $596.5 million. Including this payment in the fourth quarter, adjusted operating cash flow was $654.4 million, or nearly 2.0 times net income (refer to page 15 for a reconciliation to the most directly comparable measure calculated in accordance with GAAP).

For the full year of 2011, operating cash flow totaled approximately $3.4 billion, or 1.3 times net income. For the full year of 2010, operating cash flow was $1.4 billion and included $1.2 billion of tax payments related to the 2009 sale of the NextRx pharmacy benefit management subsidiaries. Excluding the NextRx tax payments, adjusted operating cash flow was $2.6 billion in 2010, or 0.9 times net income (refer to page 15).

Share Repurchase Program: During the fourth quarter of 2011, the Company repurchased 10.3 million shares of its common stock for $685.6 million. For full year of 2011, the Company repurchased 44.5 million shares of common stock, or 11.8 percent of the shares outstanding at December 31, 2010, for $3.0 billion. As of December 31, 2011, the Company’s remaining Board-approved share repurchase authorization totaled $4.3 billion.

Cash Dividend: During the fourth quarter of 2011, the Company paid a quarterly dividend of $0.25 per share, representing a distribution of cash totaling $85.7 million. On January 24, 2012, the Board of Directors increased the Company’s dividend by 15 percent and declared a quarterly dividend to shareholders for the first quarter of 2012 of $0.2875 per share. The first quarter dividend is payable on March 23, 2012, to shareholders of record at the close of business on March 9, 2012.

Investment Portfolio & Capital Position: During the fourth quarter of 2011, the Company recorded net investment losses of $18.0 million pre-tax, consisting of other than temporary impairments totaling $59.6 million, partially offset by net realized gains from the sale of securities totaling $41.6 million. In the fourth quarter of 2010, the Company recorded net investment gains of $37.2 million pre-tax, consisting of net realized gains from the sale of securities totaling $47.6 million, partially offset by other-than-temporary impairments totaling $10.4 million.

As of December 31, 2011, the Company’s net unrealized gain position in the investment portfolio was $936.4 million, consisting of net unrealized gains on fixed maturity and equity securities totaling $685.5 million and $250.9 million, respectively. As of December 31, 2011, cash and investments at the parent company totaled $2.7 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial Business, which includes the Local Group, National, UniCare and Specialty Products lines of business; Consumer Business, which includes the Individual, Senior and State Sponsored lines of business; and Other, which includes Comprehensive Health Solutions, FEP business, National Government Services, inter-segment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended December 31				Year Ended December 31
(In millions)	2011	2010	Change		2011	2010	Change
Operating Revenue
Commercial Business	$8,629.2	$8,531.9	1.1%		$34,498.0	$34,559.3	(0.2%)
Consumer Business	4,620.7	4,048.4	14.1%		17,784.9	16,092.6	10.5%
Other	1,925.6	1,810.0	6.4%		7,582.3	7,088.6	7.0%

Total Operating Revenue	15,175.5	14,390.3	5.5%		59,865.2	57,740.5	3.7%

Operating Gain / (Loss)
Commercial Business	$506.7	$600.7	(15.6%)		$3,090.5	$3,085.7	0.2%
Consumer Business	(4.6)	112.0	(104.1%)		623.1	1,000.6	(37.7%)
Other	10.4	(19.6)	NM	(1)	68.5	(8.8)	NM	(1)

Total Operating Gain	512.5	693.1	(26.1%)		3,782.1	4,077.5	(7.2%)

Operating Margin
Commercial Business	5.9%	7.0%	(110	)bp	9.0%	8.9%	10	bp
Consumer Business	-0.1%	2.8%	(290	)bp	3.5%	6.2%	(270	)bp
Total Operating Margin	3.4%	4.8%	(140	)bp	6.3%	7.1%	(80	)bp

(1)	“NM” = not meaningful

Commercial Business: Operating gain for the Commercial Business segment was $506.7 million in the fourth quarter of 2011, a decrease of $94.0 million, or 15.6 percent, from $600.7 million in the fourth quarter of 2010. The decline was driven primarily by changes in reserves, as an estimated $65 million of operating gain was recognized in the fourth quarter of 2010 due to the reduction in the targeted margin for adverse deviation and higher than anticipated prior period reserve development. The comparison to the prior year quarter also reflects the impact of minimum medical loss ratio requirements in 2011 and the lower than anticipated medical costs the Company experienced in the Local Group business at the end of 2010.

Consumer Business: The Company experienced an operating loss of $4.6 million in the Consumer segment during the fourth quarter of 2011, compared with an operating gain of $112.0 million in the prior year quarter. The decline was driven by higher medical costs in the Senior business and changes in reserves. An estimated $40 million of operating gain was recognized during the fourth quarter of 2010 due to the reduction in the targeted margin for adverse deviation and higher than anticipated prior period reserve development. The Company has refined its Medicare Advantage products and pricing for 2012.

Other: Operating gain in the Other segment was $10.4 million in the fourth quarter of 2011, compared with an operating loss of $19.6 million in the fourth quarter of 2010. This reflected lower corporate expenses and increased FEP business in the current year quarter.

OUTLOOK

Full Year 2012:

•	Net income is expected to be at least $7.60 per share.

•	Year-end medical enrollment is expected to be approximately 33.7 million members, consisting of approximately 20.2 million self-funded members and approximately 13.5 million fully insured members.

•	Operating revenue is expected to total approximately $62.1 billion.

•	The benefit expense ratio is expected to be approximately 85.3 percent.

•	The SG&A expense ratio is expected to be approximately 13.6 percent.

•	Operating cash flow is expected to be at least $2.9 billion.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense and general and administrative expense. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	Certain prior period amounts have been reclassified to conform to the current period presentation (see pages 16 and 17).

Conference Call and Webcast

Management will host a conference call and webcast today at 8:00 a.m. Eastern Standard Time (“EST”) to discuss its fourth quarter earnings results and 2012 outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 228586. The replay will be available from 11 a.m. EST today until the end of the day on February 8, 2012. The call will also be available through a live webcast at www.wellpoint.com. A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Kristin Binns, 917-697-7802

About WellPoint, Inc.

WellPoint works to simplify the connection between Health, Care and Value. We help to improve the health of our members and our communities, and provide greater value to our customers and shareholders. WellPoint is one of the nation’s largest health benefits companies, with 34 million members in its affiliated health plans, and a total of more than 65 million individuals served through its subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia, Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). WellPoint also serves customers throughout the country as UniCare and in certain California, Arizona and Nevada markets through our recently acquired CareMore Health Group, Inc. subsidiary. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	December 31,	December 31,	September 30,	December 31,	September 30,
	2011	2010	2011	2010	2011
Medical Membership
Customer Type
Local Group	15,212	15,216	15,296	(0.0%)	(0.5%)

National Accounts	7,401	7,029	7,435	5.3%	(0.5%)
BlueCard	4,935	4,711	4,961	4.8%	(0.5%)

Total National	12,336	11,740	12,396	5.1%	(0.5%)

Individual	1,846	1,905	1,855	(3.1%)	(0.5%)
Senior	1,471	1,259	1,442	16.8%	2.0%
State Sponsored	1,867	1,756	1,849	6.3%	1.0%
FEP	1,519	1,447	1,517	5.0%	0.1%

Total Medical Membership	34,251	33,323	34,355	2.8%	(0.3%)

Funding Arrangement
Self-Funded	20,506	19,590	20,570	4.7%	(0.3%)
Fully-Insured	13,745	13,733	13,785	0.1%	(0.3%)

Total Medical Membership	34,251	33,323	34,355	2.8%	(0.3%)

Reportable Segment
Commercial	27,548	26,959	27,692	2.2%	(0.5%)
Consumer	5,184	4,917	5,146	5.4%	0.7%
Other	1,519	1,447	1,517	5.0%	0.1%

Total Medical Membership	34,251	33,323	34,355	2.8%	(0.3%)

Other Membership
Behavioral Health Membership	25,135	23,963	25,203	4.9%	(0.3%)
Life and Disability Membership	5,012	5,201	5,014	(3.6%)	(0.0%)
Dental Membership	4,046	4,007	4,079	1.0%	(0.8%)
Managed Dental Membership	4,162	4,272	4,318	(2.6%)	(3.6%)
Vision Membership	3,783	3,508	3,765	7.8%	0.5%
Medicare Part D Membership	1,242	1,248	1,232	(0.5%)	0.8%

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	December 31
(In millions, except per share data)	2011	2010	Change
Revenues
Premiums	$14,190.3	$13,439.9	5.6%
Administrative fees	971.8	942.7	3.1%
Other revenue	13.4	7.7	74.0%

Total operating revenue	15,175.5	14,390.3	5.5%

Net investment income	160.2	194.5	(17.6%)
Net realized gains on investments	41.6	47.6	(12.6%)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(70.0)	(17.6)	(297.7%)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	10.4	7.2	44.4%

Net other-than-temporary impairment losses recognized in income	(59.6)	(10.4)	(473.1%)

Total revenues	15,317.7	14,622.0	4.8%

Expenses
Benefit expense	12,434.6	11,356.6	9.5%
Selling, general and administrative expense
Selling expense	411.2	404.1	1.8%
General and administrative expense	1,817.2	1,936.5	(6.2%)

Total selling, general and administrative expense	2,228.4	2,340.6	(4.8%)
Interest expense	112.6	113.0	(0.4%)
Amortization of other intangible assets	63.9	59.7	7.0%

Total expenses	14,839.5	13,869.9	7.0%

Income before income taxes	478.2	752.1	(36.4%)

Income tax expense	142.9	203.3	(29.7%)

Net income	$335.3	$548.8	(38.9%)

Net income per diluted share	$0.96	$1.40	(31.4%)

Diluted shares	349.6	393.4	(11.1%)

Benefit expense as a percentage of premiums	87.6%	84.5%	310	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.7%	16.3%	(160	)bp
Income before income tax expense as a percentage of total revenues	3.1%	5.1%	(200	)bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Year Ended
	December 31
(In millions, except per share data)	2011	2010	Change
Revenues
Premiums	$55,969.6	$53,973.6	3.7%
Administrative fees	3,854.6	3,730.4	3.3%
Other revenue	41.0	36.5	12.3%

Total operating revenue	59,865.2	57,740.5	3.7%

Net investment income	703.7	803.3	(12.4%)
Net realized gains on investments	235.1	194.1	21.1%

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(114.7)	(70.8)	(62.0%)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	21.4	31.4	(31.8%)

Net other-than-temporary impairment losses recognized in income	(93.3)	(39.4)	(136.8%)

Total revenues	60,710.7	58,698.5	3.4%

Expenses
Benefit expense	47,647.5	44,930.4	6.0%
Selling, general and administrative expense
Selling expense	1,616.8	1,610.3	0.4%
General and administrative expense	6,818.8	7,122.3	(4.3%)

Total selling, general and administrative expense	8,435.6	8,732.6	(3.4%)
Interest expense	430.3	418.9	2.7%
Amortization of other intangible assets	239.4	241.7	(1.0%)
Impairment of other intangible assets	—	21.1	(100.0%)

Total expenses	56,752.8	54,344.7	4.4%

Income before income taxes	3,957.9	4,353.8	(9.1%)

Income tax expense	1,311.2	1,466.7	(10.6%)

Net income	$2,646.7	$2,887.1	(8.3%)

Net income per diluted share	$7.25	$6.94	4.5%

Diluted shares	365.1	415.8	(12.2%)
Benefit expense as a percentage of premiums	85.1%	83.2%	190	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.1%	15.1%	(100	)bp
Income before income tax expense as a percentage of total revenues	6.5%	7.4%	(90	)bp

WellPoint, Inc.

Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
(In millions)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,201.6	$1,788.8
Investments available-for-sale, at fair value:
Fixed maturity securities	15,913.1	16,069.5
Equity securities	1,188.1	1,236.2
Other invested assets, current	14.8	21.1
Accrued investment income	172.0	177.4
Premium and self-funded receivables	3,402.9	3,041.6
Other receivables	943.9	878.6
Income taxes receivable	105.8	32.3
Securities lending collateral	871.4	900.3
Deferred tax assets, net	424.8	460.9
Other current assets	1,859.0	1,534.1

Total current assets	27,097.4	26,140.8

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	246.8	221.8
Equity securities	28.8	33.4
Other invested assets, long-term	1,003.7	865.4
Property and equipment, net	1,418.1	1,155.5
Goodwill	13,858.7	13,264.9
Other intangible assets	7,931.7	7,996.8
Other noncurrent assets	433.6	488.3

Total assets	$52,018.8	$50,166.9

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,489.0	$4,852.4
Reserves for future policy benefits	55.1	56.4
Other policyholder liabilities	2,278.2	1,909.1

Total policy liabilities	7,822.3	6,817.9
Unearned income	926.5	891.4
Accounts payable and accrued expenses	3,124.1	2,942.2
Security trades pending payable	51.7	33.3
Securities lending payable	872.5	901.5
Short-term borrowings	100.0	100.0
Current portion of long-term debt	1,274.5	705.9
Other current liabilities	1,654.1	1,617.3

Total current liabilities	15,825.7	14,009.5

Long-term debt, less current portion	8,420.9	8,147.8
Reserves for future policy benefits, noncurrent	730.7	646.7
Deferred tax liability, net	2,724.0	2,586.9
Other noncurrent liabilities	1,029.3	963.4

Total liabilities	28,730.6	26,354.3

Shareholders’ equity
Common stock	3.4	3.8
Additional paid-in capital	11,679.2	12,862.6
Retained earnings	11,490.7	10,721.6
Accumulated other comprehensive income	114.9	224.6

Total shareholders’ equity	23,288.2	23,812.6

Total liabilities and shareholders’ equity	$52,018.8	$50,166.9

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31
(In millions)	2011	2010
Operating activities
Net income	$2,646.7	$2,887.1
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(235.1)	(194.1)
Net other-than-temporary impairment losses recognized in income	93.3	39.4
Loss on disposal of assets	3.3	1.9
Deferred income taxes	74.3	101.8
Amortization, net of accretion	541.5	497.7
Depreciation expense	95.7	103.1
Impairment of other intangible assets	—	21.1
Impairment of property and equipment	—	95.3
Share-based compensation	134.8	136.0
Excess tax benefits from share-based compensation	(42.2)	(28.1)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(401.8)	109.7
Other invested assets	(8.9)	5.1
Other assets	(259.2)	(320.1)
Policy liabilities	978.0	(330.7)
Unearned income	35.1	(158.6)
Accounts payable and accrued expenses	(208.7)	(58.2)
Other liabilities	(13.6)	(208.4)
Income taxes	(44.6)	(1,239.8)
Other, net	(14.2)	(43.5)

Net cash provided by operating activities	3,374.4	1,416.7

Investing activities
Purchases of fixed maturity securities	(11,914.8)	(10,567.2)
Proceeds from sales and maturities of fixed maturity securities	12,337.5	10,536.8
Purchases of equity securities	(355.6)	(350.9)
Proceeds from sales of equity securities	287.4	197.9
Purchases of other invested assets	(207.9)	(91.4)
Proceeds from sales of other invested assets	29.4	34.5
Changes in securities lending collateral	28.9	(504.8)
Purchases of subsidiaries, net of cash acquired	(600.0)	(0.3)
Purchases of property and equipment	(519.5)	(451.4)
Proceeds from sales of property and equipment	3.7	0.8
Other, net	(31.1)	(75.5)

Net cash used in investing activities	(942.0)	(1,271.5)

Financing activities
Net proceeds from (repayment of) commercial paper borrowings	463.6	(164.4)
Net proceeds from short-term borrowings	—	100.0
Proceeds from long-term borrowings	1,097.4	1,088.5
Repayment of long-term borrowings	(705.1)	(481.7)
Changes in securities lending payable	(29.0)	504.9
Changes in bank overdrafts	264.3	(28.0)
Repurchase and retirement of common stock	(3,039.8)	(4,360.3)
Cash dividends	(357.8)	—
Proceeds from issuance of common stock under employee stock plans	245.0	143.6
Excess tax benefits from share-based compensation	42.2	28.1

Net cash used in financing activities	(2,019.2)	(3,169.3)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(0.4)	(3.2)

Change in cash and cash equivalents	412.8	(3,027.3)
Cash and cash equivalents at beginning of year	1,788.8	4,816.1

Cash and cash equivalents at end of year	$2,201.6	$1,788.8

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Years Ended December 31
(In millions)	2011	2010	2009
Gross medical claims payable, beginning of year	$4,852.4	$5,450.5	$6,184.7
Ceded medical claims payable, beginning of year	(32.9)	(29.9)	(60.3)

Net medical claims payable, beginning of year	4,819.5	5,420.6	6,124.4

Business combinations and purchase adjustments	100.9	—	2.8

Net incurred medical claims:
Current year	47,281.6	45,077.1	47,315.1
Prior years (redundancies) [1]	(209.7)	(718.0)	(807.2)

Total net incurred medical claims	47,071.9	44,359.1	46,507.9

Net payments attributable to:
Current year medical claims	41,999.0	40,387.8	42,056.9
Prior years medical claims	4,520.7	4,572.4	5,157.6

Total net payments	46,519.7	44,960.2	47,214.5

Net medical claims payable, end of year	5,472.6	4,819.5	5,420.6
Ceded medical claims, end of year	16.4	32.9	29.9

Gross medical claims payable, end of year	$5,489.0	$4,852.4	$5,450.5

Current year medical claims paid as a percent of current year net incurred medical claims	88.8%	89.6%	88.9%

Prior year redundancies in the current year as a percent of prior year net medical claims payables less prior year redundancies in the current year	4.5%	15.3%	15.2%

Prior year redundancies in the current year as a percent of prior year net incurred medical claims	0.5%	1.5%	1.7%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” non-GAAP financial measures, in this document. These non-GAAP financial measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP financial measures are intended to aid investors when comparing WellPoint, Inc.'s financial results among periods. A reconciliation of these measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended
(In millions, except per share data)	December 31, 2011	December 31, 2010	Change
Net income	$335.3	$548.8	(38.9%)
Add (net of tax):
Net investment losses, net of $6.3 tax benefit	$11.7
Subtract (net of tax):
Net investment gains, net of $13.1 of tax expense	—	(24.1)

Net adjustment items	11.7	(24.1)

Adjusted net income	$347.0	$524.7	(33.9%)

Diluted shares	349.6	393.4	(11.1%)

Net income per diluted share	$0.96	$1.40	(31.4%)
Adjusted net income per diluted share	$0.99	$1.33	(25.6%)

	Year Ended
	December 31, 2011	December 31, 2010	Change
Net income	$2,646.7	$2,887.1	(8.3%)
Add (net of tax):
Impairment of other intangible assets, net of $7.4 tax benefit	—	13.7
Subtract (net of tax):
Net investment gains, net of $49.6 and $54.5 of tax expense, respectively	(92.2)	(100.2)

Net adjustment items	(92.2)	(86.5)

Adjusted net income	$2,554.5	$2,800.6	(8.8%)

Diluted shares	365.1	415.8	(12.2%)

Net income per diluted share	$7.25	$6.94	4.5%
Adjusted net income per diluted share	$7.00	$6.74	3.9%

WellPoint, Inc.

GAAP Reconciliation

(Unaudited)

WellPoint, Inc. has referenced “Adjusted Operating Cash Flow” a non-GAAP measure, in this document. This non-GAAP measure is not intended to be an alternative to any measure calculated in accordance with GAAP. Rather, this non-GAAP measure is intended to aid investors when comparing WellPoint, Inc.'s financial results among periods. A reconciliation of this measure to the most directly comparable measure calculated in accordance with GAAP is presented below.

	Three Months Ended
(In millions)	December 31, 2011	December 31, 2010
Operating cash flow	$57.9	$587.0
Add:
October 2011 CMS payment	596.5	—

Net adjustment items	596.5	—

Adjusted operating cash flow	$654.4	$587.0

	Year Ended
	December 31, 2011	December 31, 2010
Operating cash flow	$3,374.4	$1,416.7
Add:
Tax payments related to the 2009 sale of NextRx	—	1,208.0

Net adjustment items	—	1,208.0

Adjusted operating cash flow	$3,374.4	$2,624.7

WellPoint, Inc.

Reclassified Consolidated Statement of Income

(Unaudited)

WellPoint, Inc. has reclassified certain costs related to its BlueCard program among line items in its 2010 income statement, in order to be comparable with the 2011 financial statement presentation. While this reclassification impacted previously reported administrative fee revenue, benefit expense and SG&A expense, there was no impact on reported net income. The schedule below is provided for reference purposes.

	Three Months Ended December 31, 2010
(In millions, except per share data)	Originally Reported	Reclassifications		As Reclassified
Revenues
Premiums	$13,439.9	—		$13,439.9
Administrative fees	968.6	(25.9)		942.7
Other revenue	7.7	—		7.7

Total operating revenue	14,416.2	(25.9)		14,390.3

Net investment income	194.5	—		194.5
Net realized gains on investments	47.6	—		47.6

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(17.6)	—		(17.6)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	7.2	—		7.2

Other-than-temporary impairment losses recognized in income	(10.4)	—		(10.4)

Total revenues	14,647.9	(25.9)		14,622.0

Expenses
Benefit expense	11,355.8	0.8		11,356.6
Selling, general and administrative expense
Selling expense	404.1	—		404.1
General and administrative expense	1,963.2	(26.7)		1,936.5

Total selling, general and administrative expense	2,367.3	(26.7)		2,340.6
Interest expense	113.0	—		113.0
Amortization of other intangible assets	59.7	—		59.7

Total expenses	13,895.8	(25.9)		13,869.9

Income before income taxes	752.1	—		752.1

Income tax expense	203.3	—		203.3

Net income	$548.8	—		$548.8

Net income per diluted share	$1.40	—		$1.40

Diluted shares	393.4	—		393.4

Benefit expense as a percentage of premiums	84.5%	—		84.5%
Selling, general and administrative expense as a percentage of total operating revenue	16.4%	(10	) bp	16.3%
Income before income tax expense as a percentage of total revenues	5.1%	—		5.1%

WellPoint, Inc.

Reclassified Consolidated Statement of Income

(Unaudited)

WellPoint, Inc. has reclassified certain costs related to its BlueCard program among line items in its 2010 income statement, in order to be comparable with the 2011 financial statement presentation. While this reclassification impacted previously reported administrative fee revenue, benefit expense and SG&A expense, there was no impact on reported net income. The schedule below is provided for reference purposes.

	Year Ended December 31, 2010
(In millions, except per share data)	Originally Reported	Reclassifications		As Reclassified
Revenues
Premiums	$53,973.6	—		$53,973.6
Administrative fees	3,833.7	(103.3)		3,730.4
Other revenue	36.5	—		36.5

Total operating revenue	57,843.8	(103.3)		57,740.5

Net investment income	803.3	—		803.3
Net realized gains on investments	194.1	—		194.1

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(70.8)	—		(70.8)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	31.4	—		31.4

Other-than-temporary impairment losses recognized in income	(39.4)	—		(39.4)

Total revenues	58,801.8	(103.3)		58,698.5

Expenses
Benefit expense	44,926.9	3.5		44,930.4
Selling, general and administrative expense
Selling expense	1,610.3	—		1,610.3
General and administrative expense	7,229.1	(106.8)		7,122.3

Total selling, general and administrative expense	8,839.4	(106.8)		8,732.6
Interest expense	418.9	—		418.9
Amortization of other intangible assets	241.7	—		241.7
Impairment of other intangible assets	21.1	—		21.1

Total expenses	54,448.0	(103.3)		54,344.7

Income before income taxes	4,353.8	—		4,353.8

Income tax expense	1,466.7	—		1,466.7

Net income	$2,887.1	—		$2,887.1

Net income per diluted share	$6.94	—		$6.94

Diluted shares	415.8	—		415.8
Benefit expense as a percentage of premiums	83.2%	—		83.2%
Selling, general and administrative expense as a percentage of total operating revenue	15.3%	(20	) bp	15.1%
Income before income tax expense as a percentage of total revenues	7.4%	—		7.4%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

WellPoint and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”), including statements in this press release, in presentations, in filings with the Securities and Exchange Commission, or SEC, in reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by government entities, including CMS; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.